Compensation Amendment

It is further understood and agreed that the undersigned herein; Mr. Nick Cirillo, whom has been retained to serve as the Chief Executive Officer shall be entitled to an annual equity assignment in connection with his services to, and on behalf of the Company. It is further understood that Mr. Cirillo will be compensated on a per annum basis pursuant to the attached schedule articulated herein referred to as “Schedule A”.

Such compensation shall be issued on the anniversary date of the employment agreement as adopted by the company and shall continue as long as Mr. Cirillo is employed with the Company. Further, such compensation shall be reviewed and revised in a manner consistent with the employment agreement to mitigate any increases in responsibility as inured.

“Schedule A”

Stock	Warrants (*)
1,500,000 Common Shares	3,000,000 Common Warrants

Notes: All such warrants, as issued and assigned, shall be subject to a bonafide Board Resolution affording the assignee the right to convert same on a cashless basis pursuant to such assignment having been issued in accordance with the governing employment agreement. Further, it is understood and accepted that such assignee must be in the full time employment of the Company pursuant to the terms and conditions as set forth.

Agreed:	Agreed:

Clickable Oil	Mr. Nick Cirillo

Dated:	Dated: